Exhibit 5.1

January 26, 2012

The Board of Directors

Carbon Natural Gas Company

1700 Broadway, Suite 2020

Denver, Colorado  80290

Re:                             Registration Statement on Form S-8 of Shares of Common Stock,
$0.01 par value, Carbon Natural Gas Company

We have acted as counsel to Carbon Natural Gas Company, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-8, as amended (the “Registration Statement”) relating to the registration, from time to time, of 12,600,000 shares (the “Plan Shares”) underlying the Company’s 2011 Stock Incentive Plan (the “Plan”).

We have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company, and such other instruments and other certificates of officers and representatives of the Company and such other persons, and we have made such investigations of law, in each case, as we have deemed appropriate as a basis for the opinion expressed below.  In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, we are of the opinion that the Plan Shares have been duly and validly authorized by all necessary corporate action of the Company, and when (1) the Registration Statement has become effective under the Securities Act and (2) the Plan Shares are issued in the manner and upon the terms set forth in the Plan and in resolutions of the Company’s Board of Directors, such Plan Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law in effect on the date hereof, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters” as counsel for the Company who have passed on the validity of the Shares being registered by the Registration Statement and as having prepared this opinion, and to the use of this opinion as a part (Exhibit 5) of the Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ WELBORN SULLIVAN MECK & TOOLEY, P.C.